                               TICKETS.COM, INC.
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  TICKETS.COM
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                               [tickets.com LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 1, 2000

To the Stockholders of Tickets.com, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tickets.com, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 1, 2000, at 10:00 a.m. Pacific time at the DoubleTree Hotel, 3050 Bristol Street, Costa Mesa, California, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect the following director to serve for a three-year term ending in the year 2003 or until his successor is duly elected and qualified:

        Nicholas E. Sinacori

     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 3, 2000, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ W. Thomas Gimple

                                          W. Thomas Gimple
                                          Chief Executive Officer and
                                          Co-Chairman of the Board of Directors

Costa Mesa, California
May 3, 2000

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               [TICKETS.COM LOGO]

                               TICKETS.COM, INC.
                        555 ANTON BOULEVARD, 12TH FLOOR
                          COSTA MESA, CALIFORNIA 92626

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 1, 2000

GENERAL

     The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Tickets.com, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 1, 2000 (the "Annual Meeting") and at any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held at 10:00 a.m. Pacific time at the DoubleTree Hotel, 3050 Bristol Street, Costa Mesa, California. These proxy solicitation materials were mailed on or about May 3, 2000, to all stockholders entitled to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

VOTING; QUORUM

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 3, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 58,026,506 shares of the Company's common stock, par value $0.000225 ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 3, 2000. Stockholders may not cumulate votes in the election of directors.

     In the election of directors, the nominee receiving the highest number of affirmative votes shall be elected. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes") will be counted for the purpose of determining if a quorum is present for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROXIES

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Financial Officer of the Company at the Company's principal executive offices at 555 Anton Boulevard, 12th Floor, Costa Mesa, California 92626, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

     The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of eight persons. The class whose term of office expires at the Annual Meeting currently consists of one director. The director elected to this class will serve for a term of three years, expiring at the 2003 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. The nominee listed below is currently a director of the Company.

     The nominee for election has agreed to serve if elected, and management has no reason to believe that such nominee will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

     NOMINEE FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF STOCKHOLDERS

     The following table sets forth certain information, as of March 31, 2000, concerning the nominee for director of the Company for the term ending upon the 2003 Annual Meeting of Stockholders:

                                                             DIRECTOR
                           NAME                               SINCE      POSITIONS WITH THE COMPANY
                           ----                              --------    --------------------------
Nicholas E. Sinacori(1)....................................    1997      Director

---------------
(1) Member of the Compensation Committee.

     Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominee named above.

     Nicholas E. Sinacori, 55, has served as a director of the Company since September 1997. Mr. Sinacori has been a Managing Partner of International Capital Partners, Inc., a private equities investment firm since June 1989. Mr. Sinacori also serves on the board of directors of Arrow Corporation, Shared Technologies Cellular, Inc., Cambric, Inc., Ralin, Inc., and Beverage Marketing Technologies, Inc. Mr. Sinacori received his B.S. in Operations Research and his M.B.A. in finance, both from Columbia University.

     CONTINUING DIRECTORS FOR TERMS ENDING UPON THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Christos M. Cotsakos, 51, has served as a director of the Company since May 1999. Mr. Cotsakos has served as Chief Executive Officer of the E*TRADE Group, Inc., an online financial services company, since March 1996. Currently, he also serves as the Chairman of the Board of E*TRADE. In addition, Mr. Cotsakos served as E*TRADE's President from March 1996 to January 1999. Prior to joining E*TRADE, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Operating Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos serves as a director of National Processing Company, Critical Path, Fox Entertainment Group and E*OFFERING Corp. Mr. Cotsakos received a B.A. from William Paterson College, an M.B.A. from Pepperdine University and is currently pursuing a Ph.D. in economics at the Management School, University of London.

     William E. Ford, 38, has served as a director of the Company since May 1998. Mr. Ford has served as a managing member of General Atlantic Partners, LLC or its predecessor, a private equity firm that invests globally in software, Internet services and related information technology companies, since 1991. Mr. Ford also serves as a director of Quintiles Transnational Corp., LHS Group Inc., E*TRADE Group, Inc., Eclipsys Corporation, Priceline.com Incorporated, Prime Response, Inc., and several private information technology companies. Mr. Ford received his B.A. in Economics from Amherst College and his M.B.A. from Stanford University.

     Howard L. Morgan, 54, has served as a director of the Company since the merger of the company with California Tickets.com in May 1999. Dr. Morgan has served as General Partner of bill gross' idealab! corporation, an incubator of Internet and e-commerce companies, since January 1999. Since 1989, Dr. Morgan has also been President of Arca Group, Inc., a consulting and investment management firm specializing in the areas of computer and communications technologies. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania from 1972 through 1986. He serves as a director for a number of public companies, including Cylink Corp., Franklin Electronic Publishers, Inc., Infonautics Corporation, Kentek Information Systems, Inc., MetaCreations Corporation, MyPoints.com, Inc., Segue Software, Inc. and Unitronix Corp. Dr. Morgan holds a B.S. from City College of New York and a Ph.D. from Cornell University.

     CONTINUING DIRECTORS FOR TERMS ENDING UPON THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     George Bell, 43, has served as a director of the Company since October 1999. Since May 1999, Mr. Bell has served as President and a director of Excite@Home and since January 2000 he has also served as Chief Executive Officer of Excite@Home. From January 1996 until May 1999, he was President, Chief Executive Officer and a director of Excite, Inc. From May 1991 to December 1995, Mr. Bell was Senior Vice President of Times Mirror Magazines, a publisher of special-interest magazines. Prior to joining Times Mirror Magazines, Mr. Bell worked as an independent producer, writer and packager of television sports and documentary programming and as a staff producer and writer for the ABC television network. He received a B.A. in English from Harvard College.

     Peter Chernin, 48, has served as a director of the Company since August 1999. Mr. Chernin has been a Director and President and Chief Operating Officer of Fox Entertainment since August 1998. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation and a director, Chairman and Chief Executive Officer of NAI since 1996. Mr. Chernin was Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996, Chairman of Twentieth Century Fox Film from 1992 until 1994 and President of the Fox Entertainment Group of Fox Broadcasting Company from 1989 until 1992. Mr. Chernin also served as a director of T.V. Guide, Inc. and currently serves as a director of E*TRADE Group, Inc. Mr. Chernin received a B.A. from the University of California at Berkeley.

     W. Thomas Gimple, 38, has served as Chief Executive Officer and a director of the Company since November 1996. In December 1999, Mr. Gimple was appointed Co-Chairman of the board of directors of the Company. From November 1996 to December 1999, Mr. Gimple also served as President of the Company. Prior to joining the Company, Mr. Gimple served as Executive Vice President of Iwerks Entertainment, Inc., a leading provider of software-based theater attractions, from July 1995 to January 1996 and as President of Iwerks Touring Technologies, Inc., a subsidiary of Iwerks Entertainment, Inc., from November 1991 to July 1995. Mr. Gimple received his B.S. in Business Administration with a focus on Entrepreneurial Studies from the University of Southern California.

     C. Ian Sym-Smith, 70, has served as Chairman or Co-Chairman of the board of directors of the Company since 1996. Mr. Sym-Smith has been an independent investor and has been a special limited partner of Ventana Global and several affiliated investment funds since May 1994. From 1988 to May 1994, Mr. Sym-Smith served as Chairman of the Board of Rural/Metro Corporation, a publicly held emergency service company. Mr. Sym-Smith received his diploma in electrical engineering from the College of Technology in Birmingham, England and an M.B.A. from the Wharton School of the University of Pennsylvania.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors held 26 meetings during the fiscal year ended December 31, 1999 (the "1999 Fiscal Year"). The Board of Directors has established an Audit Committee and a Compensation Committee. Each director, other than Messrs. Bell, Cotsakos and Chernin, attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 1999 Fiscal Year. Members of the Board of Directors and its committees also consulted informally with management from time to time and acted by written consent without a meeting during the 1999 Fiscal Year.

     Audit Committee. The Audit Committee of the Board of Directors currently consists of three directors, Messrs. Ford, Morgan and Sym-Smith. The Audit Committee reviews and monitors the corporate financial reporting and the independent audits of the Company, including, among other things, the results and scope of the annual audit and other services provided by the Company's independent auditors and the Company's compliance with legal matters that have a significant impact on the Company's financial reports. The Audit Committee also consults with the Company's management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. In addition, the Audit Committee is responsible for considering and recommending the appointment of, and reviewing fee arrangements with, the Company's independent auditors. The Audit Committee did not meet during the 1999 Fiscal Year.

     Compensation Committee. The Compensation Committee of the Board of Directors currently consists of three directors, Messrs. Sym-Smith, Cotsakos and Sinacori. The functions of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for executive officers, administering the Company's Discretionary Option Grant Program and Stock Issuance Program, and considering such other matters as may, from time to time, be delegated to the Compensation Committee by the Board of Directors. The Compensation Committee held four meetings during the 1999 Fiscal Year.

     The Board of Directors may also establish other committees from time to time to assist in the discharge of its responsibilities.

DIRECTOR COMPENSATION

     The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Directors currently receive no cash compensation for serving on the Board. However, in December 1997, each non-employee board member serving on the Board received an option to purchase 11,111 shares of Common Stock at an exercise price of $2.25 per share, and such options are fully exercisable and terminate on December 22, 2007. In May 1999, Messrs. Cotsakos, Ford and Morgan were each granted an option to purchase 11,111 shares of Common Stock at exercise price of $7.31 per share in consideration for joining the Board of Directors. In August 1999, Mr. Chernin was granted an option to purchase 11,111 shares of Common Stock at an exercise price of $9.00 per share upon joining the Board of Directors. In October 1999, Mr. Bell was granted an option to purchase 5,555 shares of Common Stock at an exercise price of $9.00 per share upon joining the Board of Directors. Mr. Ford's option was fully vested upon grant and terminates after ten years. The options granted to Messrs. Cotsakos, Morgan, Chernin and Bell will vest in full after one year and terminate after ten years. Under our 1999 Stock Incentive Plan, each new non-employee director typically will receive an option to purchase 13,333 shares of Common Stock upon joining the Board of Directors which will vest in equal annual installments upon the director's completion of each year of Board service over a three-year period measured from the director's initial election to the Board. Each incumbent director will be granted an option to purchase an additional 4,444 shares of Common Stock annually which will vest immediately upon grant.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEE LISTED ABOVE.

                                 OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 31, 2000, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock options, warrants or convertible debt that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options, warrants or debt for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                               PERCENTAGE
                                                                 SHARES        OF SHARES
                                                              BENEFICIALLY    BENEFICIALLY
                      BENEFICIAL OWNER                           OWNED           OWNED
                      ----------------                        ------------    ------------
William E. Ford(a)..........................................    8,576,506         14.7%
Howard L. Morgan(b).........................................    4,085,986          7.0
Janice L. Richter(c)........................................    4,615,583          8.0
George Bell(d)..............................................    4,400,002          7.6
James A. Caccavo(e).........................................      777,778          1.3
W. Thomas Gimple(f).........................................      977,775          1.7
Nicholas E. Sinacori(g).....................................      195,554            *
Thomas R. Pascoe(h).........................................      471,241            *
John M. Markovich(i)........................................      222,759            *
Timothy E. Kelly(j).........................................       95,555            *
Mardan M. Afrasiabi(k)......................................      126,588            *
Christos M. Cotsakos(l).....................................      187,653            *
C. Ian Sym-Smith(m).........................................       79,426            *
Peter Chernin...............................................           --           --
General Atlantic Partners LLC(a)............................    8,565,395         14.7
idealab! entities(b)........................................    4,074,875          7.0
R4 Holdings, LLC(m).........................................    3,555,555          6.1
Excite, Inc.(d).............................................    4,400,002          7.6
All directors and executive officers as a group (14 persons)
  (a),(b),(c),(d),(e),(f),(g),(h),(i),(j),(k),(l)...........   24,801,295         42.7%

---------------
 *   Represents beneficial ownership of less than one percent.

(a) Includes the following securities held by various General Atlantic partnerships: (1) 8,365,705 shares of Common Stock and (2) warrants to purchase 199,690 shares of Common Stock that are exercisable within 60 days of March 31, 2000. In addition, includes options outstanding to purchase 11,111 shares of Common Stock that are exercisable within 60 days of March 31, 2000, which options are held by

     Mr. William E. Ford. Mr. Ford, a director of the Company, is a general partner of General Atlantic entities that have invested in the Company and a managing member of General Atlantic Partners, LLC, a general partner of a number of General Atlantic partnerships. Mr. Ford disclaims beneficial ownership of the shares referred to in clauses (1) and (2) above, except to the extent of his pecuniary interest therein. General Atlantic is not a beneficial owner of the options held by Mr. Ford. The address of General Atlantic is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(b) Includes options outstanding to purchase 11,111 shares of Common Stock that are exercisable within 60 days of March 31, 2000, which options are held by Mr. Howard L. Morgan. Also includes the following securities held by various idealab! entities: (1) 4,068,392 shares of Common Stock and (2) warrants to purchase 6,483 shares of Common Stock that are exercisable within 60 days of March 31, 2000. Of the shares beneficially owned by the idealab! entities, 358,693 shares of Common Stock are currently held in escrow until May 2000, in accordance with the terms of the Company merger agreement with California Tickets.com. Mr. Morgan, a director of the Company, is a general partner of an idealab! entity. Mr. Morgan disclaims beneficial ownership of the shares referred to in clauses (1) and (2) above, except to the extent of his pecuniary interest therein. The idealab! entities are not beneficial owners of the options held by Mr. Morgan. The address of idealab! is 130 W. Union Street, Pasadena, California 91103.

(c) Includes options outstanding to purchase 11,111 shares of Common Stock that are exercisable within 60 days of March 31, 2000, which are held by Ms. Richter's spouse. In addition, includes (1) 3,555,555 shares of Common Stock held by R4 Holdings, LLC, (2) 1,034,473 shares of Common Stock held by Hill International, Inc. and (3) warrants to purchase 3,333 shares of Common Stock that are exercisable within 60 days of March 31, 2000. Ms. Richter, a director of the Company until her resignation effective April 3, 2000, is a member of R4 Holdings, LLC and is the spouse of the majority shareholder of Hill International. Ms. Richter disclaims beneficial ownership of the shares held by R4 Holdings and Hill International except to the extent of her pecuniary interest therein.

(d) Includes 4,400,002 shares of Common Stock held by Excite. Mr. Bell, a director of the Company, is the President and Chief Executive Officer and a director of Excite. Mr. Bell disclaims beneficial ownership of the shares held by Excite, except to the extent of his pecuniary interest therein. The address of Excite is 555 Broadway, Redwood, California 94063.

(e) Includes 14,286 shares currently held in escrow until May 2000, in accordance with the terms of the Company merger agreement with California Tickets.com. Mr. Caccavo resigned as a director of the Company effective April 18, 2000.

(f) Comprises options outstanding to purchase 977,775 shares of Common Stock that are exercisable within 60 days of March 31, 2000.

(g)  Includes (1) 177,777 shares held by International Capital Partners, Inc.,
     (2) options outstanding to purchase 11,111 shares of Common Stock which are exercisable within 60 days of March 31, 2000 and (3) warrants to purchase 6,666 shares of Common Stock held by International Capital Partners that are exercisable within 60 days of March 31, 2000. Mr. Sinacori, a director of the Company, is a managing partner of International Capital Partners. Mr. Sinacori disclaims beneficial ownership of the shares held by International Capital Partners except to the extent of his pecuniary interest therein.

(h) Comprises options outstanding to purchase 471,241 shares of Common Stock that are exercisable within 60 days of March 31, 2000.

(i) Comprises options outstanding to purchase 222,759 shares of Common Stock that are exercisable within 60 days of March 31, 2000.

(j) Comprises options outstanding to purchase 95,555 shares of Common Stock that are exercisable within 60 days of March 31, 2000.

(k) Comprises options outstanding to purchase 86,109 shares of Common Stock that are exercisable within 60 days of March 31, 2000.

(l) Comprises 176,542 shares of Common Stock and options outstanding to purchase 11,111 shares of Common Stock that are exercisable within 60 days of March 31, 2000 held by Cotsakos Ventures LLC. Mr. Cotsakos is the managing member of the Cotsakos Ventures LLC.

(m) The address of R4 Holdings, LLC is One Levitt Parkway, Willingboro, New Jersey 08046.

(n) The address of all directors and executive officers, except for Christos M. Cotsakos and George Bell, is 555 Anton Boulevard, 12th Floor, Costa Mesa, California 92626. The address of Christos M. Cotsakos is 4500 Bohannon Drive, Menlo Park, California 94025. The address of George Bell is 555 Broadway, Redwood City, California 94063.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding all executive officers of the Company as of April 27, 2000:

         NAME           AGE                              POSITION
         ----           ---                              --------
W. Thomas Gimple......  38     Chief Executive Officer and Co-Chairman of the Board
Timothy E. Kelly......  41     President
Mardan M. Afrasiabi...  34     Executive Vice President, Business Development
Michael R.              32     Senior Vice President and Chief Financial Officer
  Rodriguez...........

     The biography of Mr. Gimple appears earlier in this Proxy Statement. See "Election of Directors."

     Timothy E. Kelly has served as President of the Company since December 1999. From August 1999 until December 1999, Mr. Kelly served as Executive Vice President, Chief Marketing Officer of the Company. Prior to joining the Company, Mr. Kelly served as Vice President of Marketing for Sprint Telecommunications, Inc., from June 1994 to August 1999. He served as Senior Vice President, Group Director of Partners & Shevak, Inc., an advertising agency, from August 1991 to June 1994. From July 1986 to August 1991, Mr. Kelly was an advertising account director with D'arcy Masius Benton & Bowles, Inc. Mr. Kelly received his B.S. in Marketing from the University of Florida and his M.B.A. from Nova University.

     Mardan M. Afrasiabi has served as Executive Vice President, Business Development of the Company since August 1999. From June 1998 to August 1999, Mr. Afrasiabi served as our Vice President, Strategic and International Business Development. Prior to joining the Company, Mr. Afrasiabi served as Vice President of Ventana Global Ltd., an international venture capital firm, from May 1995 until June 1998. While at Ventana Global, Mr. Afrasiabi was involved in the formation and initial capitalization of the Company. From August 1992 to December 1995 he attended the University of Southern California. Mr. Afrasiabi received his B.S. in Business Administration with a focus on Entrepreneurial Studies, his M.B.A. and his J.D. from the University of Southern California.

     Michael R. Rodriguez has served as Senior Vice President and Chief Financial Officer of Tickets.com since April 2000. He previously served as Vice President, Corporate Controller of Tickets.com from May 1999 to April 2000 and Corporate Controller from September 1997 to May 1999. Prior to joining Tickets.com, Mr. Rodriguez served as Director of Finance and Corporate Controller of EdiX Corporation, a healthcare information technology company, from July 1995 until September 1997. From September 1993 to July 1995, he was a student at the Stanford University Graduate School of Business. Mr. Rodriguez is a certified public accountant and received his B.S. in Accounting from the University of Southern California and his M.B.A. from Stanford University.

     All executive officers are appointed annually by and serve at the discretion of the Board.

SUMMARY OF CASH AND OTHER EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus for the 1999 Fiscal Year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1999 and, if applicable, 1998. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1999 Fiscal Year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                       SECURITIES
                                                                       UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)      OPTIONS(#)     COMPENSATION($)
    ---------------------------      ----   ---------    ---------    ------------    ---------------
W. Thomas Gimple...................  1999   $282,200     $275,000       888,889           $8,914(a)
  President and Chief Executive
     Officer                         1998    268,431           --       600,000            1,830(a)
Thomas R. Pascoe...................  1999    207,200      200,000       304,444
  EVP and Chief Operating
     Officer(b)                      1998    194,615           --       158,333
John M. Markovich..................  1999    207,200      200,000       304,444
  EVP and Chief Financial
     Officer(c)                      1998    177,596           --       358,333
Timothy E. Kelly...................  1999     85,923       75,000       444,444           14,628(e)
  EVP and Chief Marketing
     Officer(d)
Mardan M. Afrasiabi................  1999    152,500      175,000       244,444
  EVP, Business Development(f)

---------------
(a)  Represents life and medical insurance premiums paid by the Company.

(b)  Mr. Pascoe resigned as an executive officer of the Company in April 2000.

(c)  Mr. Markovich resigned as an executive officer of the Company in April
     2000.

(d) Mr. Kelly joined the Company as an executive officer in August, 1999. In December 1999, Mr. Kelly became President of the Company.

(e)  Represents reimbursement for relocation expenses.

(f)  Mr. Afrasiabi became an executive officer of the Company in August 1999.

OPTION GRANTS

     The following table sets forth certain information concerning grants of options to the Named Executive Officers of the Company during the 1999 Fiscal Year. No stock appreciation rights were granted to the Named Executive Officers during the 1999 Fiscal Year.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

                                             INDIVIDUAL GRANTS
                          --------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                           NUMBERS OF         % OF                                     AT ASSUMED ANNUAL RATES
                           SECURITIES     TOTAL OPTIONS                                 OF STOCK APPRECIATION
                           UNDERLYING      GRANTED TO      EXERCISE                     FOR OPTION TERM($)(c)
                             OPTIONS      EMPLOYEES IN     PRICE PER    EXPIRATION   ---------------------------
          NAME            GRANTED(#)(a)    FISCAL YEAR    SHARE($)(b)      DATE           5%            10%
          ----            -------------   -------------   -----------   ----------   ------------   ------------
W. Thomas Gimple........     666,667(d)       11.89%        $ 6.19      4/29/2009     $2,594,192     $6,574,191
                             222,222           3.96%        $ 9.00      9/16/2009     $1,257,788     $3,187,482
Thomas R. Pascoe........     171,111(d)        3.05%        $ 6.19      4/29/2009     $  665,414     $1,686,946
                             133,333           2.38%        $ 9.00      9/16/2009     $  754,672     $1,912,486
John M. Markovich.......     171,111(d)        3.05%        $ 6.19      4/29/2009     $  665,414     $1,686,946
                             133,333           2.38%        $ 9.00      9/16/2009     $  754,672     $1,912,486
Timothy E. Kelly........     244,444           4.36%        $ 9.00      9/16/2009     $1,383,566     $3,506,227
                             200,000           3.57%        $19.63      12/6/2009     $2,468,411     $6,255,439
Mardan M. Afrasiabi.....     111,111           1.98%        $ 6.19      4/29/2009     $  432,365     $1,095,696
                             133,333           2.38%        $ 9.00      9/16/2009     $  754,672     $1,912,485

---------------
(a) All of such options were granted under the Tickets.com 1998 Stock Incentive Plan, Special Executive Stock Option Plan and, the successor to those plans, the 1999 Stock Incentive Plan for a term of 10 years, subject to the earlier termination in connection with events related to termination of employment. To the extent not already exercisable, the options generally become exercisable upon a sale of assets, a merger or consolidation of the Company with or into another corporation, or the acquisition by another corporation or person of all or substantially all of the Company's assets or 50% or more of the Company's outstanding voting stock, unless the options assumed are replaced with a comparable option of the surviving entity. However, the options granted to Messrs. Gimple, Markovich and Kelly will vest immediately upon such an acquisition, whether or not assumed or otherwise continued in effect. If the options granted to Messrs. Pascoe and Afrasiabi are assumed or otherwise continued in effect, those options will not vest at the time of the acquisition, but will vest as to all the unvested option shares in the case of Mr. Pascoe, and 50% of the unvested shares in the case of Mr. Afrasiabi, upon the earlier of (i) completion of 24 months of employment following the effective date of the acquisition or
     (ii) the involuntary termination of the optionee's employment following such acquisition. Other than the Performance Options discussed in footnote
     (b) below and options to acquire 48,888 shares granted Mr. Kelly which vested immediately, all of the options granted to the Named Executive Officers vest in equal quarterly installments over four years. Upon an involuntary termination of a Named Executive Officer's employment or a resignation for good reason, his options will immediately vest as to 50% of the unvested option shares.

(b) All options were granted at the fair market value of the Common Stock on the date of grant. Prior to November 3, 1999, fair market value of the Common Stock was determined by the Board of Directors; thereafter, fair market value was the closing selling price of the Common Stock on the Nasdaq National Market on the date of grant.

(c) Sets forth potential option gains based on assumed annualized rates of stock price appreciation (compounded annually) from the exercise price through the full term of the grant, with appreciation determined as of the expiration date. The 5.0% and 10.0% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future Common Stock prices. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from those option grants.

(d) Represents options granted on April 29, 1999 which we have designated Performance Options. All of the Performance Options are exercisable on the sixth anniversary of the date of grant, but vest on an accelerated basis as follows:

        - 20% became exercisable upon closing of our initial public offering in November 1999;

        - 40% will be exercisable if the closing price of our Common Stock is over $22.50 per share for 20 consecutive trading days at any time after January 1, 2000; and

        - 40% will be exercisable if the closing price of our Common Stock is over $28.13 per share for 20 consecutive trading days at any time after June 30, 2000.

     The Performance Options will also become exercisable upon an acquisition of the Company to the extent that the price per share to our stockholders exceeds each of these share price thresholds.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information regarding option exercises by the Named Executive Officers during the 1999 Fiscal Year and held by them on December 31, 1999:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                                        AT FISCAL YEAR END(#)   AT FISCAL YEAR END($)(a)
                        SHARES ACQUIRED      VALUE      ---------------------   -------------------------
        NAME            ON EXERCISE(#)    REALIZED($)    VESTED     UNVESTED      VESTED       UNVESTED
        ----            ---------------   -----------   --------   ----------   -----------   -----------
W. Thomas Gimple.....          --              --       877,775    1,411,114    $10,217,985   $13,132,883
Thomas R. Pascoe.....          --              --       211,474      473,525      2,376,265     4,230,578
John M. Markovich....          --              --       179,530      483,247      1,918,926     4,323,853
Timothy E. Kelly.....          --              --        61,110      383,334        324,677       974,054
Mardan M. Afrasiabi..          --              --        56,942      298,613        536,896     2,289,667

---------------
(a) Represents the difference between the fair market value of the shares underlying such option at fiscal year-end ($14.3130 per share) and the exercise price of such option.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     In October 1998, the Company and Messrs. Gimple and Afrasiabi entered into employment agreements. In April 1999, the Company entered into a new employment agreement with Mr. Gimple that continues in effect for six years plus any extensions or renewals. In July 1999, the Company and Mr. Kelly entered into an employment agreement which was amended in December 1999. These agreements provide Mr. Gimple with a base salary of $275,000, Kelly with a base salary of $225,000 and Mr. Afrasiabi with a base salary of $150,000. In addition, each agreement provides other benefits during its term and upon the termination of the employment of the executive. If the Company terminates the executive's employment without cause, or if the executive terminates his employment voluntarily for good reason, then Mr. Gimple is entitled to nine months of salary and immediate vesting of 50% of all unvested options other than the Performance Options, Mr. Kelly is entitled to six months of salary and immediate vesting of 50% of all unvested options, and Mr. Afrasiabi is entitled to three months of salary and immediate vesting of 50% of all unvested options. Messrs. Gimple's and Kelly's employment agreements provide for immediate vesting of all unvested options, other than the Performance Options, following a change in control or corporate transaction. 50% of unvested options of Mr. Afrasiabi will vest 12 months following a change in control or corporate transaction or immediately if his employment is terminated without cause or he terminates his employment voluntarily for good reason within 24 months following a change of control or corporate transaction. If within 24 months following a change in control or corporate transaction, the Company terminates the employment of the executive without cause or the executive terminates his employment voluntarily for good reason, then Mr. Gimple is entitled to 18 months of salary, Mr. Kelly is entitled to 12 months of salary and Mr. Afrasiabi is entitled to 6 months of salary. The employment agreements also include provisions regarding the protection of confidential information of the Company, non-competition with the Company, non-solicitation of other employees of the Company and indemnification of the executives by the Company.

     In April 2000, Mr. Pascoe resigned from his position with the Company. Pursuant to a Separation Agreement with the Company dated April 7, 2000, Mr. Pascoe will continue to receive his base salary of $225,000 and benefits until October 2000. In addition, 50% of all of his unvested options immediately vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors established the Compensation Committee in December 1997. During the 1999 Fiscal Year, the Compensation Committee consisted of Mr. Ford, Mr. Sym-Smith and Mr. Cotsakos. In April 2000, Mr. Sinacori replaced Mr. Ford as a member of the Compensation Committee. None of these individuals was an officer or employee of the Company at any time during the 1999 Fiscal Year or at any other time.

     No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

     Material transactions between the Company and the members of the Compensation Committee are as set forth under "Related Party Transactions." The Company currently intends that any future transactions with affiliates of the Company will be on terms at least as favorable to the Company as those that can be obtained from nonaffiliated third parties.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The Compensation Committee was formed in 1999; however, decisions regarding compensation of the Company's executive officers for the fiscal year ended December 31, 1999 were also made by the Company's Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee also has the authority to make discretionary option grants to the Company's executive officers under the Company's 1999 Stock Incentive Plan.

     The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) variable performance awards payable in cash and tied to the Company's achievement of financial performance or other goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1999 Fiscal Year are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. The base salary for each executive officer is established on the basis of each individual's personal performance and internal alignment levels at or slightly below the median of the estimated base salary levels paid for similar positions at peer companies to reflect the fact that each executive officer's overall compensation is composed of a significant equity interest in the Company. The philosophy behind this strategy is to have a substantial portion of each executive officer's total compensation tied to the Company's performance and stock price appreciation in order to create a greater incentive to create value for the Company's stockholders.

     Incentives. Incentive bonuses for executive officers may be established at the discretion of the Committee. During the 1999 Fiscal Year, a special incentive bonus in an amount equal to each executive officer's base salary was established to be paid upon closing of both the Company's strategic partnerships with Excite, Inc. and Cox Interactive and the Company's initial public offering. Based on the Company's achievement of these goals, bonuses were awarded to the executive officers named in the Summary Compensation Table in the indicated amounts.

     Long Term Incentives. Generally, stock option grants are made annually by the Compensation Committee to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a four-year period, contingent upon the officer's continued employment with the Company. In addition, during the 1999 Fiscal Year, Performance Options were granted to the Company's CEO and three other executive officers which became exercisable upon the closing of the Company's initial public offering and upon the Company's Common Stock achieving certain values. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer for the 1999 Fiscal Year, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation.

     The Compensation Committee adjusted Mr. Gimple's base salary in October 1998 in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Gimple's base salary, it is the Compensation Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1999 Fiscal Year, Mr. Gimple's base salary was estimated to be approximately at or slightly below the median of the base salary levels of other chief executive officers at peer companies.

     The remaining components of Mr. Gimple's 1999 Fiscal Year compensation, however, were primarily dependent upon corporate performance. Mr. Gimple was eligible for a cash bonus for the 1999 Fiscal Year conditioned on the Company's closing its strategic partnerships with Excite, Inc. and Cox Interactive and completing its initial public offering. A $275,000 bonus was paid to him for the 1999 Fiscal Year because the Company attained these goals. The Compensation Committee awarded stock option grants to Mr. Gimple in 1999 in order to provide him with an equity incentive to continue contributing to the financial success of the Company. The options will have value for Mr. Gimple only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 1999 Fiscal Year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. The Company's Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

                                William E. Ford
                              Christos M. Cotsakos
                                 Ian Sym-Smith

April 17, 2000

STOCK PERFORMANCE GRAPH

     The Company's Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, as amended, on November 3, 1999, the date of completion of the Company's initial public offering of its Common Stock. Prior to such date, there was no market for the Common Stock and no shares were traded. Accordingly, the performance graph has been omitted, as the limited trading history of the Common Stock would not provide meaningful information. Between November 3, 1999 and March 31, 2000, the high and low trading prices of the Common Stock on the Nasdaq National Market, as reported by The Nasdaq National Market, Inc., was $32 and $6.875, respectively.

                           RELATED PARTY TRANSACTIONS

EQUITY TRANSACTIONS

     In March 1999, the Company sold an aggregate of 9,477,655 shares of its Series D preferred stock to a group of investors for an aggregate purchase price of approximately $21.3 million or $2.25 per share. Of such shares, an aggregate of 7,616,489 shares were sold to affiliates of General Atlantic. The shares of Series D preferred stock held by affiliates of General Atlantic automatically converted into an aggregate of 3,286,340 shares of common stock upon completion of the Company's initial public offering in November 1999. Affiliates of General Atlantic own in excess of five percent of the outstanding capital stock of the Company. Mr. Ford, a director of the Company, is a managing member of General Atlantic Partners, LLC.

     In May 1999, the Company sold an aggregate of 3,855,680 shares of its Series D preferred stock to a group of investors comprised of former stockholders of California Tickets.com for an aggregate purchase price of approximately $8.7 million or $2.25 per share. Of such shares an aggregate of 1,308,288 shares were sold to affiliates of idealab! The shares of Series D preferred stock held by affiliates of idealab! automatically converted into an aggregate of 581,461 shares of common stock upon completion of the Company's initial public offering in November 1999. Affiliates of idealab! own in excess of five percent of the outstanding capital stock of the Company. Mr. Morgan, a director of the Company, is a General Partner of idealab!.

     In August 1999, the Company sold an aggregate of 3,333,332 shares of its Series E preferred stock to Excite and Cox Interactive for an aggregate purchase price of approximately $30.0 million or $9.00 per share pursuant to a stock purchase agreement. Of such shares, 1,666,666 shares were sold to Excite and 1,666,666 shares were sold to Cox Interactive Media. In October 1999, Excite and Cox purchased an aggregate of 6,111,114 additional shares of Series E preferred stock from the Company for an aggregate purchase price of approximately $55.0 million or $9.00 per share. Of such shares, 4,444,446 shares were sold to Excite and 1,666,668 shares were sold to Cox. The shares of Series E preferred stock held by Excite and Cox automatically converted into 14,400,002 and 2,400,000 shares of common stock, respectively, upon completion of the Company's initial public offering in November 1999. Mr. Bell, a director of the Company, is President, Chief Executive Officer and a director of Excite.

ACQUISITIONS

     In May 1996, the Company entered into an asset purchase agreement with Hill Arts and Entertainment Systems, Inc. pursuant to which it acquired substantially all of the assets and assumed certain liabilities of Hill Arts & Entertainment in exchange for a $3,000,000 convertible promissory note. The note bore interest at a rate of 8% per annum, compounded monthly. In November 1996, the note was transferred by Hill Arts and Entertainment to Hill International, Inc., a Delaware corporation. During the first year following the issuance of the note, interest on the note was payable in shares of common stock of the Company at a price of $1.10 per share or 225,848 shares. Thereafter, at the election of the Company, interest was payable in cash or in shares of common stock valued at a price per share equal to $1.10 or, in the event that the Company consummated a private placement of shares of its capital stock, at the price per share at which the stock was most recently sold in a private placement. In connection with the Company's initial public offering in November 1999, the unpaid principal on the note was converted into an aggregate of 808,625 shares of common stock at a price of $3.71 per share. Ms. Richter, a former director of the Company and the beneficial owner of approximately 8.0% of the outstanding common stock of the Company, together with members of her immediate family, owns all of the capital stock of Hill International.

     Effective April 1999, a wholly owned subsidiary of the Company merged with and into TicketsLive Corporation. In connection with this merger, the former stockholders of TicketsLive exchanged all outstanding shares of capital stock of TicketsLive in exchange for an aggregate of 5,195,779 shares of the Company's common stock. Of such shares of common stock, 2,356,337 were issued to the founder of TicketsLive Corporation, Ms. Karen Long. In addition, in connection with this merger, the Company granted Ms. Long the right to register and sell up to 444,444 of her shares of common stock in the Company's initial public offering in November 1999. Prior to the initial public offering, Ms. Long owned in excess of five percent of the outstanding capital stock of the Company. In April 1999, the Company entered into an employment agreement with Ms. Long as Executive Vice President of TicketsLive and President of the Select Technologies Group, for an annual base salary of $175,000, plus customary benefits and an automobile allowance. The agreement terminates not later than March 31, 2001. Also in April 1999, the Company entered into an employment agreement with Robert Long, Ms. Long's husband, as Chief Technology Officer of TicketsLive, for an annual base salary of $175,000, plus outstanding benefits and an automobile allowance. This agreement terminates not later than March 31, 2001.

     Effective April 1999, a wholly owned subsidiary of the Company merged with and into California Tickets.com. In connection with this merger, the former common stockholders of California Tickets.com exchanged all outstanding shares of common stock of California Tickets.com for an aggregate of 3,928,386 shares of the Company's common stock. The former Series A preferred stockholders of California Tickets.com exchanged all outstanding shares of California Tickets.com Series A preferred stock of California Tickets.com for an aggregate of 2,678,577 shares of the Company's Series A1 preferred stock. The former Series C preferred stockholders of California Tickets.com exchanged all outstanding shares of California Tickets.com Series C preferred stock for an aggregate of 5,782,241 shares of the Company's Series C preferred stock. 142,857 shares of the Company common stock were issued to Mr. James A. Caccavo, a former director of the Company. 2,708,340 shares of the Company's common stock and 1,976,835 shares of the Company's Series C preferred stock were issued to affiliates of bill gross' idealab!, who own in excess of five percent of the outstanding capital stock of the Company. In addition, the Company assumed options to purchase 634,922 shares of the Company common stock held by Mr. Caccavo.

OTHER TRANSACTIONS

     The Company has entered into employment agreements with each of its executive officers as described in "Executive Compensation And Other Information -- Summary of Cash and Other Executive Compensation".

     In May 1999, the Company entered into a letter agreement with General Atlantic Partners LLC. Under that letter agreement, General Atlantic agreed, subject to certain conditions, that, in the event the Company reasonably requires capital to enable it to satisfy and discharge its liabilities as they become due, General Atlantic would, through its affiliates or with other participating stockholders who held preemptive rights under a Stockholders' Agreement with the Company, purchase up to an aggregate of 5,333,334 shares of convertible preferred stock from the Company for an aggregate purchase price of $12.0 million, or $2.25 per share. In order to induce General Atlantic, its affiliates and the other participating stockholders to make this capital commitment, the Company agreed to issue a warrant to General Atlantic, its affiliates and the other participating stockholders to purchase an aggregate of up to 222,222 shares of the Company's common stock at an exercise price of $5.06 per share, in proportion to the respective participating stockholder's share of the commitment. These warrants were issued in August 1999. Of these 222,222 warrants, 199,690 were issued to affiliates of General Atlantic, and 6,484 were issued to affiliates of idealab!. The letter agreement terminated upon the closing of the Company's initial public offering on November 9, 1999. Affiliates of General Atlantic and affiliates of idealab!, one of the participating stockholders, each own in excess of five percent of the outstanding capital stock of the Company. Mr. William E. Ford, a director of the Company, is a managing member of General Atlantic Partners, LLC. Howard L. Morgan, a director of the Company, is a general partner of idealab! Corporation.

     All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of

Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1999 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners, except that Mr. Sym-Smith filed a late Form 4 reporting the exercise of a common stock purchase warrant and except that initial reports of beneficial ownership on Form 3 required at the time of the effectiveness of the public offering of the Company's stock in November 1999 were filed one day late with respect to all of the then directors, executive officers and greater than ten percent beneficial owners of the Company, due to the fact that the Company's registration statement was declared effective by the SEC too late during the afternoon of November 3, 1999 to permit filing on such date.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has appointed the firm of Arthur Andersen LLP, independent public auditors for the Company during the 1999 Fiscal Year and to serve in the same capacity for the year ending December 31, 2000. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires to do so, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at next year's Annual Meeting must be received no later than January 3, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. The Bylaws of the Company require that all nominations for persons to be elected Directors at a meeting of stockholders, other than those made by the Board of Directors, and all business to be brought before a meeting by a stockholder, must be made by written notice to the Secretary of the Company and received at the principal executive offices of the Company at least 120 days prior to the date of the meeting.

                                 ANNUAL REPORT

     A copy of the Annual Report of the Company for the 1999 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about March 29, 2000. Stockholders may obtain a copy of this report, without charge, by writing to Investor Relations at the Company's principal executive offices located at 555 Anton Boulevard, 12th Floor, Costa Mesa, California 92626.
                                     THE BOARD OF DIRECTORS OF TICKETS.COM, INC.

Dated: May 3, 2000

                               TICKETS.COM, INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 2000

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The signatory of this Proxy revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 1, 2000 and the Proxy Statement and appoints W. Thomas Gimple and Timothy E. Kelly, and each of them, the Proxy of the signatory, with full power of substitution, to vote all shares of Common Stock of Tickets.Com, Inc. (the "Company") which the signatory is entitled to vote, either on his or her own behalf or on behalf of any entity or entities at the Annual Meeting of Stockholders of the Company to be held at the Double Tree Hotel, 3050 Bristol Street, Costa Mesa, California on Thursday, June 1, 2000 at 10:00 a.m. Pacific Time (the "Annual Meeting"), and any adjournment or postponement thereof, with the same force and effect that the signatory might or could do if personally present thereat.

The Board of Directors recommends a vote IN FAVOR OF the election of the director listed on the reverse side. This Proxy, when properly executed, will be voted in the manner directed on the reverse side. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTOR LISTED ON THE REVERSE SIDE.


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

                                                              Please mark
                                                              your votes as  [X]
                                                              indicated in
                                                              this example.


1. ELECTION OF DIRECTOR        Nominee: Nicholas E. Sinacori

    FOR nominee                WITHHOLD
 listed to the right           AUTHORITY
(except as marked to      to vote for nominee
    the contrary)         listed to the right.
         [ ]                      [ ]


                                            Date: _______________________, 2000

                                            Sign ______________________________
                                                 Please sign EXACTLY as name(s)
                                                 appears at the left.

                                                 ______________________________

                                                 If this proxy is signed by and
                                                 attorney-in-fact, executor,
                                                 administrator, trustee or
                                                 guardian, give full title.
                                                 PLEASE DATE, SIGN AND RETURN
                                                 PROMPTLY.

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